                              EXHIBIT 99.4

                           COMMERCE GROUP CORP.

                           6001 NORTH 91ST ST.

                        MILWAUKEE, WI  53225-1795

                             (414) 462-5310

                          FAX (414) 462-5312

                    E-MAIL info@commercegroupcorp.com

                   WEBSITE  www.commercegroupcorp.com

                     AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)

                     AND/OR HOMESPAN REALTY CO., INC. (Homespan)

                     AND/OR ECOMM GROUP INC. (Ecomm)

                     AND/OR SAN LUIS ESTATES, INC. (SLE)

                     AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)

                     AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)

                     ALL LOCATED AT THE SAME ADDRESS

May 30, 2008

Mrs. Sylvia Machulak as an

Individual and for her Rollover

Individual Retirement Account

903 West Green Tree Road

River Hills, Wisconsin  53217

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the

Directors were informed about the annual confirmation, disclosure and status letter that you requested from Commerce, its subsidiaries, its affiliates, and the Joint Venture, and to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to the Sylvia Machulak Rollover Retirement

Account (SM RIRA) and to Sylvia Machulak as an individual/consultant

(SM), both referred to as Lenders, as of Commerce's fiscal year ended

March 31, 2008.  Today, Commerce's Directors, by unanimous consent,

approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status with Commerce,

which is as follows:

1.   Promissory Notes

     The total amount of all of the open-ended, secured, on-demand promissory notes (Notes) together with interest due to the SM RIRA is $994,865.84 as of March 31, 2008.  Commerce has renewed this promissory note as of March 31, 2008 and a copy is attached (Exhibit

     A).  A schedule including all of the transactions pertaining to the activities relating to this Note during this fiscal year ended March

     31, 2008 is also attached (Exhibit A-1).  These Note(s) bear interest, payable monthly, at the rate of 3% over the prime rate established from time to time by the First National Bank of Chicago,

     Chicago, Illinois, (then Bank One; now the prime rate published in the Wall Street Journal), but not less than 16% per annum.  Commerce is no longer issuing monthly Notes for the payment of interest,

     etc., but pursuant to our understanding, Commerce is augmenting all additions and advances made by the SM RIRA, and it will deduct any payments or credits made by Commerce to the current open-ended,

     secured,


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 2 of 11 Pages

     on-demand, outstanding Notes issued or obligations owed to the SM RIRA and Commerce will provide an annual accounting and confirmation letter.

     On May 9, 2005, Commerce's Directors authorized its Officers to issue renewed annual note(s) (Exhibit B of the May 9, 2005 confirmation letter) so that the Lender will have a current substituted dated debt instrument.  The Directors acknowledged that the issuance of note(s) for each transaction are too cumbersome and are not practicable to manage.  Also, the length of time involved and the number of transactions make it impractical to devote the time and effort to issue a note for each transaction.  However,

     beginning with the fiscal year which ended March 31, 2007, the

     Directors are including the following as Lender(s):  John E.

     Machulak and Susan R. Robertson, husband and wife (M&R), the

     Machulak, Robertson & Sodos, S.C. Law Firm (Law Firm), Circular

     Marketing, Inc.  (CMI) and Edward A. Machulak as an individual

     (EAM).  Therefore, the Directors have unanimously agreed to continue to embrace this resolution which was adopted on May 9, 2005:

          WHEREAS, in the past 20 years or more the following parties:

     General Lumber & Supply Co., Inc. (GLSCO); Edward L. Machulak  as an

     individual and not as a Director or Officer of Commerce (ELM); the

     Edward L. Machulak Rollover Individual Retirement Account (ELM

     RIRA), the Sylvia Machulak Rollover Individual Retirement Account

     (SM RIRA), and Sylvia Machulak, as a consultant and as an individual

     (SM), hereafter collectively and individually identified as the

     Lender(s), have accounted for advancing cash funds, earning accrued interest, and for appropriate credit which was reconciled to the open-ended, secured, on-demand notes(s); and

          WHEREAS, the Directors desire to minimize the record keeping in these transactions without jeopardizing, diminishing, altering,

     changing or losing any rights that the Lenders have by changing the procedures in handling the recording of any notes(s) issued or to be issued; and

          WHEREAS, in order to provide an easier accounting facility by renewing the notes(s) on an annual basis to coincide with the

     Company's fiscal year (which presently ends on March 31) and to incorporate said renewed note(s) with the annual confirmation agreement(s); and

          WHEREAS, prior to the change to issue substituted renewed

     note(s), the initial promissory note(s) were considered to be open-ended, secured, on-demand and the additions and deductions were recognized by separate accounting records; therefore, be it


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 3 of 11 Pages

          RESOLVED, That the Directors authorize and empower the Officers to substitute and issue renewed consolidated promissory note(s) at the end of each fiscal year beginning with the Company's fiscal year ended March 31, 2005 to the following: General Lumber & Supply Co.,

     Inc. (GLSCO); Edward L. Machulak  as an individual and not as a

     Director or Officer of Commerce (ELM); the Edward L. Machulak

     Rollover Individual Retirement Account (ELM RIRA), the Sylvia

     Machulak Rollover Individual Retirement Account (SM RIRA), and

     Sylvia Machulak, as a consultant and as an individual (SM),

     hereafter collectively and individually identified as the Lender(s);

     and

          BE IT FURTHER RESOLVED, That the Officers of the Company are

     authorized and empowered to assure the Lender(s) that by

     substituting and consolidating the existing note(s) and issuing the renewed note(s) on the last day of the Company's fiscal year beginning with March 31, 2005 with the understanding that the intention is that the Lender(s) will not jeopardize, lose, diminish,

     risk, alter or change any rights, including the pledge of

     collateral, that are inherent with the initial note(s) by the issuance of annual renewed open-ended, secured, on-demand promissory note(s); and

          BE IT FURTHER RESOLVED, That the Directors acknowledge that the only purpose of the change and substitution to issue annual renewed notes(s) is for the convenience, reduced accounting and reducing the paperwork involved; and

          BE IT FURTHER RESOVED, That the Officers are authorized and empowered to perform any act that they deem necessary to accommodate the purpose of issuing annual renewed note(s).

As of March 31, 2008, the following parties are collectively and individually identified as the Lender(s): General Lumber & Supply Co.,

Inc. (GLSCO); Edward L. Machulak  as an individual and not as a Director or Officer of Commerce (ELM); the Edward L. Machulak Rollover Individual

Retirement Account (ELM RIRA), the Sylvia Machulak Rollover Individual

Retirement Account (SM RIRA), Sylvia Machulak, as a consultant and as an individual (SM), John E. Machulak and Susan R. Robertson, husband and wife (M&R), the Machulak, Robertson & Sodos, S.C. Law Firm (Law Firm),

Circular Marketing, Inc. (CMI) and Edward A. Machulak as an individual

(EAM).


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 4 of 11 Pages

2.   Other Obligations - Consulting Fees Due to Sylvia Machulak as an

     Individual (SM)

     As of September 30, 2000, a sum of $201,600 (72 months at $2,800 per month) is due to SM for consulting services rendered pursuant to a

     Director resolution adopted on October 20, 2000.  The Directors further acknowledge the continuance of SM's services at a sum of

     $3,000 per month beginning on October 1, 2000, and continuing until such time as terminated by the Directors or the President.

     Therefore, the amount due to SM as of March 31, 2008 is $471,600 (72 months at $2,800 and 90 months at $3,000).  Reference is made to

     Exhibit B included in the April 5, 1996 confirmation letter.

3.   Transactions other than Notes Entered into or Confirmed During the

     Fiscal Year with SM or the SM RIRA, Commerce, and its Subsidiaries

     There were no known other non-routine transactions during this fiscal year ended March 31, 2008.

4.   Collateral Pledged

     The collateral specifically pledged to the SM RIRA or as otherwise noted is as follows:

     a.  A Collateral Pledge Agreement executed by Commerce on December

         31, 1981 granted to the SM RIRA by Commerce pledging 48,645 SLE common shares, par value $0.50 a share, Certificate No. 25,

         dated December 31, 1981, together with a letter agreement dated

         December 31, 1981.  Reference is made to Exhibit 4 in the April

         9, 1990 confirmation letter.

     b.  Acknowledgement of previously recorded collateral provided to the Lenders

         Historical information - San Sebastian Gold Mine Concession

         GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM collectively and individually identified as the Lender(s), have been assigned on

         October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to Mineral San

         Sebastian, S.A. de C.V (Misanse) on July 23, 1987, and

         thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987.  This collateral specifically includes, but is not limited to, all of the San Sebastian Gold Mine (SSGM) precious metal ore


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 5 of 11 Pages

         reserves.  Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement.  Reference is made to Exhibit 4(a) included in the April 9, 1990

         confirmation letter.

         The following collateral has been previously assigned to the

         Lenders pursuant to resolutions adopted by the Directors:

         (1) Commerce/Sanseb Joint Venture (Joint Venture)

             Both Commerce and San Sebastian Gold Mines, Inc. have

             assigned all of the rights, title, claims, remedies and

             interest that each has in the Joint Venture to the Lenders.

             Reference is made to Historical information - San Sebastian

             Gold Mine Concession.

         (2) New SSGM Exploration Concession/License (New SSGM) -

             approximately 40.7694 square kilometers (10,070 acres)

             Government of El Salvador Resolution No. 27.

             On October 20, 2002, the Company applied for the New SSGM,

             which covers an area of 42 square kilometers and includes

             approximately 1.2306 square kilometers of the Renewed SSGM.

             The New SSGM is in the jurisdiction of the City of Santa

             Rosa de Lima in the Department of La Union and in the Nueva

             Esparta in the Department of Morazan, Republic of El

             Salvador, Central America.  On February 24, 2003, the El

             Salvador Department of Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the

             date following the notification of this resolution which was received on March 3, 2003.  The New SSGM may be extended for two two-year periods, or for a total of eight years.

             Besides the San Sebastian Gold Mine,  three other formerly operative gold and silver mines known as the La Lola Mine,

             the Santa Lucia Mine, and the Tabanco Mine are included in the New SSGM and are being explored.  The Company has

             complied as required by filing its annual activity report

             and it paid the annual surface tax.  This concession had

             been assigned collectively to all of the Lenders named

             herein on May 12, 2003 and the assignment was included in

             the May 12, 2003 confirmation agreement as Exhibit B.


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 6 of 11 Pages

         (3) Lease agreement by and between Mineral San Sebastian

             Sociedad Anomina de Capital Variable (Misanse) and Commerce

             dated January 14, 2003

             The term of this lease agreement coincides with the term of the Renewed San Sebastian Gold Mine Exploitation Concession

             and consists of 1,470 acres owned by Misanse.  This lease

             agreement has been assigned to all of the Lenders named

             herein on May 12, 2003 and the assignment was included in

             the May 12, 2003 confirmation agreement as Exhibit B.

         (4) Renewed San Sebastian Gold Mine Exploitation

             Concession/License (Renewed SSGM) - approximately 1.2306

             square kilometers (304 acres), Department of La Union, El

             Salvador, Central America (pledged and assigned as

             collateral on May 10, 2004) Government of El Salvador

             Agreement No. 591.

             On September 6, 2002, at a meeting held with the El

             Salvadoran Minister of Economy and the DHM, it was agreed to submit an application for the Renewed SSGM for a 30-year

             term and to simultaneously cancel the concession obtained on

             July 23, 1987.  On September 26, 2002, the Company filed

             this application.  On February 28, 2003 (received March 3,

             2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by

             Article 40 of the El Salvadoran Mining Law and its Reform

             (MLIR).  On April 16, 2003, the Company's El Salvadoran

             legal counsel filed with the DHM notice that it believed

             that it complied with the requirements of Article 40, and

             that there were no objections; and requested that the DHM

             make its inspection as required by MLIR Article 42.  The

             Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual

             surface tax.  On August 29, 2003 the Office of the Ministry of Economy formally presented the Company with the

             twenty-year Renewed SSGM which was dated August 18, 2003.

             This Renewed SSGM replaces the collateral that the same

             parties held with the previous concession.  On May 20, 2004

             (delivered June 4, 2004) the Government of El Salvador,

             under their Agreement Number 591, extended the exploitation concession for a period of 30 years.  A copy of the

             assignment dated May 10, 2004, is attached to the May 10,

             2004 confirmation letter as Exhibit B and the

             Renewed SSGM agreement is attached to Exhibit B and referred to as Exhibit 1.


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 7 of 11 Pages

         (5) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones

             (Corsain), an El Salvadoran governmental agency, executed on

             Monday, April 26, 2004, retroactive to November 13, 2003.

             Pledged and assigned as collateral on May 10, 2004.

             The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on

             Monday, April 26, 2004, and is retroactive to November 13,

             2003.  This May 10, 2004 assignment is included in the May

             10, 2004 confirmation letter as Exhibit B and the lease

             agreement is attached to Exhibit B and referred to as

             Exhibit 2.

             On March 25, 2008 a nineteen-month lease retroactive to

             November 12, 2006 was executed by and between Corsain and

             Commerce.  The lease was renewed on June 12, 2008 for a

             six-month period to expire on December 11, 2008.  Reference is made to Exhibit 10.16 of Commerce's Form 10-K for its

             fiscal year ended March 31, 2008 for a copy of this lease.

         (6) Nueva Esparta Exploration Concession/License (Nueva Esparta)

             - 45 square kilometers (11,115 acres) Resolution No. 271

             On or about October 20, 2002, the Company filed an

             application with the DHM for the Nueva Esparta Exploration

             Concession/License which consists of 45 square kilometers

             and is located north and adjacent to the New SSGM.  On May

             25, 2004 the Government of El Salvador, under their

             Resolution No. 271, issued the Nueva Esparta Exploration

             Concession/License for a period of four years starting from the date following the notification of this resolution which was received on June 4, 2004.  This concession/license may be extended for two two-year periods or for a total of eight years.  This rectangular area is in the Departments of La

             Union (east) and Morazan (west) and in the jurisdiction of the City of Santa Rosa de Lima, El Salvador, Central

             America.  Included in the Nueva Esparta are eight other

             formerly operated gold and silver mines known as:  the

             Banadero Mine, the Carrizal Mine, the Copetillo Mine, the

             Grande Mine, the La Joya Mine, the Las Pinas Mine, the

             Montemayor Mine, and the Oro Mine.  A copy of the assignment dated May 9, 2005 was attached to the May 9, 2005

             confirmation letter as Exhibit C and the Nueva Esparta

             Exploration Concession is attached to Exhibit C and referred to as Exhibit 1.


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 8 of 11 Pages

         (7) Acknowledgment of collateral provided through March 31, 2008

             Commerce's Directors have on May 30, 2008 authorized and

             directed Commerce's Officers to assign all of the rights,

             titles, claims, remedies and interest in all of its assets that it has, including any assets owned by the Joint

             Venture, to GLSCO, ELM, the ELM RIRA, the SM RIRA, SM, and

             from March 31, 2007 to include M&R, the Law Firm, CMI and

             EAM, collectively and individually referred to as Lenders,

             as additional collateral for all of the outstanding loans

             and obligations as of March 31, 2008, including all future advances of any kind.

5.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by

     Commerce, its subsidiaries, affiliates and the Joint Venture.  Upon default by Commerce, or its subsidiaries or affiliates or the Joint

     Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them.  Commerce, its subsidiaries, affiliates, and the Joint

     Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following:  GLSCO, ELM, the ELM RIRA, the SM RIRA and SM.  The

     purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties.  The formula to be used (after deducting the payments made from the specific

     collateral) is to total all of the debts due to GLSCO, ELM, the ELM

     RIRA, the SM RIRA, SM, and from March 31, 2007 to include M&R, the

     Law Firm, CMI and EAM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due.  This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds each party should receive from the excess collateral.  Then the amount due to each of them would be distributed accordingly.

6.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA, SM and from March 31, 2007 to include M&R, the Law Firm, CMI and EAM, consists of the common stock of Homespan, Ecomm, Sanseb,


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 9 of 11 Pages

     SLE, Misanse, UDI and the interest in the ownership of the Joint

     Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein,

     that it will automatically cancel any inter-company debts owed to

     Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

7.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to SM and to the loans made by the SM RIRA to Commerce:  Joint Venture, Homespan,

     Ecomm, SLE, Sanseb and UDI.  They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes.  Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA,

     SM, and from March 31, 2007 to include M&R, the Law Firm, CMI and

     EAM.  Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

8.   Re-Execution Agreement(s)

     In the event the SM RIRA and/or SM deems that it is necessary or advisable for the SM RIRA and/or SM to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note(s) or collateral agreement(s), Commerce will re-execute such document(s) reasonably required by the SM RIRA and/or SM.  Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with the SM RIRA and/or SM.  If at a later date the SM RIRA and/or

     SM determines that an error has been made in the payment of such costs to the SM RIRA and/or SM, then the SM RIRA and/or SM may demand payment and Commerce does hereby agree to make such payment forthwith.  All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7)

     days of the SM RIRA's and/or SM's written request.   The failure of

     Commerce to comply with Commerce's obligation(s) hereunder shall constitute a default and shall entitle the SM RIRA and/or SM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s)

     and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 10 of 11 Pages

9.   Omissions

     Commerce believes that it has included all of its obligations,

     monies due and has listed all of the collateral due to the SM RIRA and/or SM, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral,

     could have been omitted.  If that should prove to be a fact, then

     Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI

     agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Christine M. Wolski

Christine M. Wolski

Secretary


Mrs. Sylvia Machulak

Sylvia Machulak

Rollover Individual Retirement Account

May 30, 2008

Page 11 of 11 Pages

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE             HOMESPAN REALTY COMPANY, INC.

as Guarantor (Joint Venture)              as Guarantor (Homespan)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

---------------------------------------   ----------------------------------

By:  Edward A. Machulak, Auth. Designee   By:  Edward A. Machulak, President

ECOMM GROUP INC.                          SAN LUIS ESTATES, INC.

as Guarantor (Ecomm)                      as Guarantor (SLE)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

---------------------------------------   ----------------------------------

By:  Edward A. Machulak, President        By:  Edward A. Machulak, President

SAN SEBASTIAN GOLD MINES, INC.            UNIVERSAL DEVELOPERS, INC.

as Guarantor (Sanseb)                     as Guarantor (UDI)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

---------------------------------------   ----------------------------------

By:  Edward A. Machulak, President        By:  Edward A. Machulak, President

Accepted by:                              Accepted by:

/s/ Sylvia Machulak                       /s/ Sylvia Machulak

---------------------------------------   ----------------------------------

Sylvia Machulak Rollover Individual       Sylvia Machulak as an individual

Retirement Account                        Date:  May 30, 2008

Date:  May 30, 2008


                           EXHIBIT A TO EXHIBIT 99.4

                           RENEWED PROMISSORY NOTE

Borrower: Commerce Group Corp.            Lender:  Sylvia Machulak RIRA

          6001 North 91st Street                   903 West Green Tree Rd.

          Milwaukee, WI  53225                     Milwaukee, WI  53217

Principal Amount:      $994,865.84

Initial Rate:          3.000% + prime rate, but not less than 16.000%

Date of Renewed Note:  March 31, 2008

PROMISE TO PAY.  COMMERCE GROUP CORP. ("Borrower") promises to pay to the

SYLVIA  MACHULAK ROLLOVER INDIVIDUAL RETIREMENT ACCOUNT ("Lender"), or

order, in lawful money of the United States of America, the principal amount of Nine Hundred Ninety Four Thousand Eight Hundred Sixty Five and

84/100 Dollars ($994,865.84), together with interest, paid monthly, on the unpaid principal balance from March 31, 2008, until paid in full.

PAYMENT.  This is an open-ended, secured, on-demand payment, renewed promissory note.  Interest is to be paid monthly.  The Lender, at its discretion, can add the monthly interest due to the principal balance.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; and then to principal.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding and the interest is payable monthly.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in the prime rate as quoted in the Wall Street Journal plus three percent, but not less than sixteen percent per annum.  Borrower understands that Lender may make loans to the Borrower based on other rates as well. The prime rate as of this date is 5.250% per annum.  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 3.000 percentage points over the prime rate, but not less than 16.000% per annum.  NOTICE:

Under no circumstances will the interest rate on this Note be less than

16.000% per annum or more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to pay on demand, the entire amount due.  Rather, any payment will reduce the principal balance due.  Borrower agrees not to send Lender payments marked "paid in full," "without recourse," or similar language.  If

Borrower sends such a payment, Lender may accept it without losing any of

Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay on demand, Lender, at its option, may, if permitted under applicable law,

increase the variable interest rate on this Note to 6.000 percentage points over the prime rate or over the 16.000% rate, whichever is higher.

The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default

("Event of Default") under this Note:

     Payment Default.  Borrower fails to make any payment when demand is made under this Note.

     Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.


     Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform

     Borrower's obligations under this Note or any of the related documents.

     False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this

     Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

     Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help,

     repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.

     However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

     Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

     Adverse Change.  A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

     Insecurity.  Lender in good faith believes itself insecure.

LENDER'S RIGHTS.  Upon default or upon demand, the Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

COLLATERAL.  Borrower acknowledges this Note is secured by all security agreements, guarantees, mortgages, and other security instruments previously granted, contemporaneously granted, and granted in the future,

and it has the collateral and other rights all as contained in a certain confirmation agreement dated May 10, 2004 between all parties contained therein, and as subsequently amended and updated from time to time.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law,

Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with the laws of the State of Wisconsin.  This Note has been accepted by Lender in the State of Wisconsin.


OTHER LOAN AGREEMENTS.  If Borrower and Lender have either previously or contemporaneously entered into a Loan or Confirmation Agreements, it is agreed that this Note is subject to the terms and conditions of such Loan or Confirmation Agreements.  For purpose of this provision, Loan or

Confirmation Agreements shall include, but not be limited to, a Business

Loan Agreement or any other Loan or Confirmation Agreements.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon

Borrower, and upon Borrower's successors and assigns, and shall inure to the benefit of Lender and Lender's heirs, executors, administrators,

successors and assigns.

GENERAL PROVISIONS.  This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower's successors, assigns, and representatives.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person or corporation who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note,

whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE

PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.

BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY

NOTE.

BORROWER:

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

----------------------------------

By:  Edward A. Machulak, President

/s/ Christine M. Wolski

-----------------------------------------------------

By:  Christine M. Wolski, Secretary


                        EXHIBIT A-1 TO EXHIBIT 99.4

                 (Schedule of all transactions pertaining to

                   the activities relating to  Exhibit A to

             Exhibit 99.4 for the fiscal year ending March 31, 2008

                has been purposely omitted as it only reflects

                the calculations of the principal and interest.)